Exhibit 2.1

IP PURCHASE AGREEMENT

BETWEEN

VASCO Data Security International GmbH

(as Purchaser)

AND

DigiNotar Technologie B.V.

(as Seller)

DigiNotar Notariaat B.V.

(as Seller)

DigiNotar B.V.

(as Seller)

AND

DigiNotar Holding B.V.

(as Guarantor)

January 10, 2011

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THIS IP PURCHASE AGREEMENT is made on this 10th day of January 2011 (the “Agreement”)

BETWEEN:

(1)	VASCO DATA SECURITY INTERNATIONAL GMBH, a private company with limited liability organized and existing under the laws of Switzerland, with its registered office at World-Wide Business Center, Balz-Zimmermannstrasse 7, 8152 Glattbrugg, Switzerland (the “Purchaser”);

(2)	DIGINOTAR TECHNOLOGIE B.V., a private company with limited liability organized and existing under the laws of the Netherlands with its registered office at Vondellaan 8, 1942 LJ Beverwijk, the Netherlands (“Seller” or “DTB”);

(3)	DIGINOTAR NOTARIAAT B.V., a private company with limited liability organized and existing under the laws of the Netherlands with its registered office at Vondellaan 8, 1942 LJ Beverwijk, the Netherlands (“Seller” or “DNN”);

(4)	DIGINOTAR B.V., a private company with limited liability organized and existing under the laws of the Netherlands, with its registered office at Vondellaan 8, 1942 LJ Beverwijk, the Netherlands (“Seller” or “DN”);

and

(5)	DIGINOTAR HOLDING B.V., a private company with limited liability organized and existing under the laws of the Netherlands, with its registered office at Vondellaan 8, 1942LJ Beverwijk, the Netherlands (the “Guarantor”).

WHEREAS:

(A)	On October 23, 2009, Purchaser and Guarantor entered into a mutual non-disclosure agreement, which agreement governed their confidentiality as they explored the possibility of entering into a business relationship (the “Non-Disclosure Agreement”). The Non-Disclosure Agreement is attached hereto as Schedule A;

(B)	DN develops Software and produces databases in the field of digital signatures, authentication, (notarial) trusted third party services, including other related services, such as mobile PKI services;

(C)	DTB owns certain intellectual property rights, (the “DTB IP Rights”) which expressly include the IP Rights that DTB purchased from DN pursuant to the “overeenkomst tot overdracht van DigiNotar software c.a”, of 31 December 2009, hereinafter the “Deed”. The Deed is attached hereto as Schedule C;

(D)	After execution of the Deed, DN continued the development with respect to the Products;

(E)	Purchaser wishes to purchase all IP Rights relevant to the businesses of Guarantor, DN, DTB and DNN;

(F)	DTB wishes to sell to Purchaser and Purchaser wishes to purchase from DTB the DTB IP Rights;

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(G)	DN wishes to sell to Purchaser and Purchaser wishes to purchase from DN all IP Rights accrued to DN after the execution of the Deed and all other IP Rights that where not sold or assigned to DTB under the Deed;

(H)	the Guarantor has agreed to guarantee the obligations of the Sellers and agreed to guarantee that all IP Rights relevant to the businesses of Guarantor, DN, DTB and DNN are being sold and assigned under this Agreement to the Purchaser; and

(I)	Following execution of this execution of this Agreement, the Purchaser and the Guarantor will enter into a share sale and purchase agreement whereby, amongst others, the Guarantor shall sell and transfer to the Purchaser and the Purchaser shall purchase and acquire from the Guarantor the entire issued share capital of DN and DNN for the consideration and on the terms and subject to the conditions as set out in the share sale and purchase agreement (the “Share Purchase Agreement”);

(J)	Sellers and Purchaser wish to record their agreement in respect of the sale and purchase of the DN Intellectual Property Rights in this Agreement.

THEREFORE IT IS HEREBY AGREED as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires the words and expressions used in this Agreement shall have the meanings set out in Schedule 1.

1.2	Headings. Headings are inserted for convenience and reference only and shall not affect the construction or interpretation of any provision contained in this Agreement.

1.3	Interpretation. Save where specifically required or indicated otherwise:

1.3.1	grammatical variations of any of the terms defined in this Agreement shall have corresponding meanings;

1.3.2	and where the context so permits, words importing the singular shall include the plural and vice versa and words importing the use of any gender shall include all genders;

1.3.3	the term “including” means “including without limitation” and is intended by way of example and not limitation;

1.3.4	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form, including (PDF) scanned copies but, for the avoidance of doubt, shall not include e-mail.

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ARTICLE 2 - SALE AND PURCHASE OF DIGINOTAR INTELLECTUAL PROPERTY RIGHTS

2.1	Sale and Purchase of the DigiNotar Intellectual Property Rights. Subject to and in accordance with the terms of this Agreement:

2.1.1	DTB hereby sells and at Closing, now for then, hereby irrevocably and unconditionally assigns (draagt hierbij over) and the Purchaser hereby purchases and accepts (aanvaardt), free from Encumbrances, the DTB IP Rights, including expressly all copyright in its broadest statutory sense (“het auteursrecht in de meest volledige wettelijke omvang).

2.1.2	DN hereby sells and at Closing, now for then, hereby irrevocably and unconditionally assigns (draagt hierbij over) and the Purchaser hereby purchases and accepts (aanvaardt), free from Encumbrances the DN IP Rights, including expressly all copyright in its broadest statutory sense (“het auteursrecht in de meest volledige wettelijke omvang”).

2.1.3	DNN hereby sells and at Closing, now for then, hereby irrevocably and unconditionally assigns (draagt hierbij over) and the Purchaser hereby purchases and accepts (aanvaardt), free from Encumbrances the DNN IP Rights, including expressly all copyright in its broadest statutory sense (“het auteursrecht in de meest volledige wettelijke omvang”).

2.1.4	For the sake of clarity, the Sellers do neither sell (i) any IP Rights pertaining to the Excluded Modules under this Agreement, nor (ii) the Excluded Trademarks, Trade Names and Domain Names.

2.2	To the extent legally possible:

2.2.1	DTB hereby waives all its moral rights (“persoonlijkheidsrechten”), in accordance with article 25 of the Dutch Copyright Act (“Auteurswet”) with respect to the DTB IP Rights;

2.2.2	DN hereby waives all its moral rights (“persoonlijkheidsrechten”), in accordance with article 25 of the Dutch Copyright Act (“Auteurswet”) with respect to the DN IP Rights; and

2.2.3	DNN hereby waives all its moral rights (“persoonlijkheidsrechten”), in accordance with article 25 of the Dutch Copyright Act (“Auteurswet”) with respect to the DNN IP Rights.

ARTICLE 3 - CONSIDERATION

3.1	Consideration. Subject to Article 6.2, the aggregate consideration for the purchase and assignment of all DigiNotar Intellectual Property Rights to be paid by the Purchaser is EUR 6,300,000 (six million three hundred thousand Euros) (the “Total Consideration”) consisting of:

•	an amount of EUR 400,000 (four hundred thousand Euros) with respect to the DN IP Rights is; and

•	an amount, of EUR 5,900,000 (five million nine hundred thousand Euros) with respect to the DTB IP Rights.

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ARTICLE 4 - CONDITION PRECEDENT

4.1	Conditions Precedent to the Obligations of all Parties. The obligation of the Purchaser to affect the Closing is conditional upon fulfillment (which fulfillment will be at the sole discretion of the Purchaser) or waiver by the Purchaser of the following conditions precedent (opschortende voorwaarden) (each a “Condition” and together the “Conditions”):

a)	closing of a legal, tax, financial, actuarial, technical and commercial pre-acquisition review over the business and records, systems and IP Rights of each of the Companies and the results of such review being satisfactory to the Purchaser in its sole and absolute discretion;

b)	the Purchaser having received from each Seller to Purchaser’s reasonable satisfaction all duly signed deeds and consent notices between Third Parties and Seller, that Purchaser in its sole and absolute discretion considers necessary in relation to the assignment of the DigiNotar Intellectual Property Rights in the Products from Seller to Purchaser;

c)	Mr. Batenburg and Mr. De Bos, assigning, waiving or transferring, in a duly signed deed any rights or title to the Patents, all as determined by Purchaser in its sole and absolute discretion; and

d)	the execution of the Mobile PKI Solution Agreement between AET Europe B.V. and DN, in the form approved by the Purchaser.

4.2	Notice. If a Seller becomes aware of a circumstance which will or may prevent the fulfillment of a Condition to its obligations to affect Closing, it will notify the Purchaser thereof in writing without delay. Each of the Parties will use its best efforts to ensure that each of the Conditions to the obligation of the other Party to effect Closing are satisfied on or prior to January 31, 2011.

4.3	Fulfillment Date. If any of the Conditions have not been fulfilled on or before January 31, 2011 then Purchaser may, unless the Conditions have not been fulfilled due to a breach by the Purchaser, at its option and without prejudice to any of its other rights and claims (including, even if this Agreement is terminated, any right to payment of Damages), by notifying the other Parties:

(a)	to the extent permitted by applicable law, waive the unfulfilled conditions; or

(b)	postpone Closing.

If Purchaser postpones Closing, this Agreement shall apply as if the postponed Closing were the original Closing, provided however that if Closing has not occurred by February 15, 2011, then Purchaser may terminate this Agreement by written notice to the other Parties unless the failure of Closing to occur by such date is the result of a breach by Purchaser of its obligations hereunder.

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4.4	Effect of Termination. If any Party terminates this Agreement, this Agreement shall cease to have any effect except for Articles ARTICLE 9 - (Restriction on Announcements), ARTICLE 10 - (Confidential Information), ARTICLE 11.1 (Parties’ Costs), ARTICLE 12 - (Notices) and ARTICLE 14 - (Governing Law and Jurisdiction), which shall remain in full force and effect, and save in respect of claims for costs, Damages, compensation or otherwise arising out of any breach of the terms of this Agreement.

ARTICLE 5 - ACTIONS BEFORE CLOSING

5.1	Conduct of Business. Except as expressly contemplated by this Agreement, each of the Sellers and Guarantor shall between the date hereof and Closing conduct its operations in the ordinary and usual course of business and consistent with past practice and each of the Sellers shall preserve its business organization, keep available the services of its employees and maintain satisfactory relationships with persons and entities having business dealings or business relationships with the Sellers. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, between the date hereof and Closing the Sellers and the Guarantor will not, without the prior written consent of the Purchaser:

(i)	amend its articles of association or other constitutional documents;

(ii)	issue, sell, pledge, license, attach or dispose of any of the DigiNotar Intellectual Property Rights;

(iii)	do or omit anything which could be detrimental to the validity or value of the DigiNotar Intellectual Property Rights;

(iv)	purchase or otherwise acquire, by merger, consolidation, acquisition of securities or assets or otherwise, (i) any corporation, partnership, association or other business organization or division thereof or (ii) any assets or properties which would be material, in the aggregate, to either one of the Sellers;

(v)	mortgage or encumber any of its assets or properties that in any way affects the DigiNotar Intellectual Property Rights;

(vi)	enter into any material contract other than in the ordinary course of business consistent with past practice or amend any material contract that in any way affects the DigiNotar Intellectual Property Rights;

(vii)	take any action which would cause any guarantee provided hereunder not to be true and correct as at Closing; or

(viii)	agree, whether in writing or otherwise, to do any of the foregoing.

5.2	Acts Prior to Closing. If the fulfillment of Article 5.1 makes it necessary or desirable that the Sellers or Guarantor perform an act which may cause a breach of any of the guarantees set forth in the Agreement, the Seller and/or Guarantor shall immediately notify the Purchaser thereof and shall refrain from performing that act without the Purchaser’s prior written consent.

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5.3	Reduction of Consideration. If, between the execution of this Agreement and Closing, any breach of any of the guarantees set forth in the Agreement, becomes apparent, occurs or threatens to occur as a result of an act of the Seller as referred to in Article 5.2 or otherwise, the Seller or the Guarantor shall immediately notify the Purchaser thereof, such notification to refer to the relevant guarantee and to include a complete and non-misleading statement of the true situation. In such event, the Purchaser may, without prejudice to any other rights and claims arising out of this Agreement or otherwise, reduce the Total Consideration by the amount which, if such breach had become apparent after Closing, the Seller and /or Guarantor would have had to pay to the Purchaser under Article 5, provided however that the Total Consideration cannot become a negative amount.

If, at the sole discretion of the Sellers and the Guarantor, the reduction of the Total Consideration is overcharged, the Sellers and the Guarantor shall have the option to terminate this Agreement. In such event, the Parties will enter into good faith negotiations on the reduction of the Total Consideration. If Sellers and the Guarantor following the aforementioned negotiations nonetheless wish to terminate this Agreement pursuant to this Article 5.3, Article 4.4 shall apply mutatis mutandis.

ARTICLE 6 - CLOSING

6.1

Time and Place of Closing. Subject to the provisions of Article 4, Closing shall take place at the offices of Baker & McKenzie, Claude Debussylaan 54, 1082 MD Amsterdam, the Netherlands, at 9 am on January 10, 2011 or on the fifth (5th) Business Day following the date upon which all of the Conditions to the obligations of the Parties to effect Closing (other than any Condition requiring the delivery of a document at Closing) are satisfied or waived and Purchaser confirms the same in writing.

6.2	Payment of Total Consideration. Following the assignment of the DigiNotar Intellectual Property Rights by executing this Agreement, the Purchaser shall pay to the Notary Account the Total Consideration, which the Notary will hold for the Sellers (the “Closing”). Subject to the conditions set out in the Funds Flow Letter, the Notary will distribute the Total Consideration to the bank accounts and in those portions as set out in the Funds Flow Letter. Payment of the Total Consideration to DTB releases Purchaser from all payment obligations under this Agreement, including expressly towards DN.

ARTICLE 7 - WARRANTIES

7.1	Warranties. The Guarantor and DTB guarantee (“garanderen”), each as individual guarantees (individuele en zelfstandig verstrekte garanties) towards the Purchaser that:

(i)	at Closing, except for the Third Party IP Rights, (i) the DTB IP Rights, the DNN IP Rights and the DN IP Rights comprise of all copyrights to the Software, that (ii) DN is the sole owner of (de enig rechthebbende op) and fully entitled to assign (overdragen) the DN IP Rights, that (iii) DNN is the sole owner of (de enig rechthebbende op) and fully entitled to assign (overdragen) the DNN IP Rights; and that (iv) DTB is sole owner of (de enig rechthebbende op) and fully entitled to assign (overdragen) the DTB IP Rights and that neither one of them has not and will not execute any agreement in conflict herewith;

(ii)	at Closing the DigiNotar Intellectual Property Rights are free from Encumbrances;

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(iii)	the DigiNotar Intellectual Property Rights being sold and transferred under this Agreement comprise of all the IP Rights (i) owned by the Sellers and the Guarantor and (ii) relating to and necessary for the continuation of the Business;

(iv)	the Affiliates of the Guarantor and the Sellers do not own any IP Rights relating to or necessary for the continuation for the Business;

(v)	at Closing all IP Rights, except for Third Party IP Rights, required for or necessary for the Business have been transferred;

(vi)	it has not granted any right whatsoever to Third Parties with respect to the DigiNotar Intellectual Property Rights, or any part thereof;

(vii)	no claims are threatened, anticipated, expected or pending by any Third Party with respect to the ownership, validity, enforceability or use of the DigiNotar Intellectual Property Rights, or any part thereof;

(viii)	neither the (use of the) Products nor the carrying on of the Business by DN or by Guarantor, infringe upon any IP Rights of any Third Party and do not require any license or other agreement from any Third Party;

(ix)	Annex C specifies exhaustively the Licensed Rights included in the Software, Mobile PKI and Registered Calling Solutions;

(x)	no claims are threatened, anticipated, expected or pending alleging that a Seller, or any Affiliate of Guarantor have violated the IP Rights of any Third Party;

(xi)	Sellers and/or Affiliates of Guarantor have not and do not in any way violate the Third Party IP Rights and/or the Licensed Rights thereto;

(xii)	the DigiNotar Intellectual Property Rights being sold and transferred under this Agreement comprise of all the IP Rights owned by the Sellers and the Guarantor;

(xiii)	Sellers are not aware of any violation by a Third Party of any of the DigiNotar Intellectual Property Rights;

(xiv)	Sellers have all necessary Licensed Rights to Third Party IP Rights and that Closing will not affect such Licensed Rights.

7.2	Without prejudice to article 7.1, DTB and the Guarantor more specifically guarantee (“garandeert”), each as individual guarantees (individuele en zelfstandig verstrekte garanties) towards the Purchaser (“garandeert”) that:

(i)	Except for the contract between DigiNotar and the Dutch Federation of University Medical Centres (de Nederlandse Federatie van Universitair Medisch Centra) of 9 November 2009, no Identified Third Party Contract contains an enforceable right of any Third Party to assignment of (any part of) the DigiNotar Intellectual Property Rights;

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(ii)	Under the contract between DigiNotar and the Dutch Federation of University Medical Centres (de Nederlandse Federatie van Universitair Medisch Centra) (Parelsnoer Initiatief) 9 November 2009, the Dutch Federation of University Medical Centres only has an enforceable right to assignment of the Excluded Modules only;

(iii)	DN, Guarantor or any of the Affiliates have not transferred any IP Right in relation or under any of the Identified Third Party Contracts;

(iv)	No claims of Third Parties that are party to the Identified Third Party Contracts are threatened, anticipated, expected or pending alleging that a Third Party has any rights to the DigiNotar Intellectual Property Rights;

(v)	Other than the Identified Open Source Packages, no other Open Source Software is used, needed or deployed in or in conjunction with the Software;

(vi)	the use of the Identified Open Source Packages in the Software by Seller under the applicable licenses does not in any way affect the commercial exploitation of any part of the DigiNotar Intellectual Property Rights and/or the Products such as but not limited an obligation to assign or to grant any rights to Third Parties with respect to (any part of) the DigiNotar Intellectual Property Rights.

7.3	Remedies. In the event of a breach (iedere tekortkoming) of any of the guarantees by any Seller, the Guarantor shall indemnify and hold harmless the Purchaser for all Damages and all cost including attorney fees, suffered by the Purchaser as a result of such breach, without prejudice to other statutory rights of the Purchaser.

ARTICLE 8 - CLAIM PROCEDURE

8.1	Claim Notice. For any individual claim or group of individual claims, which in the aggregate, exceed or is likely to exceed EUR 25.000, Purchaser shall give the Sellers and the Guarantor written notice (the “Claim Notice”) of any facts and the circumstances giving rise to a claim pursuant to this Agreement within thirty (30) days of the Purchaser becoming aware of the facts and circumstances giving rise to such claim. Such notice shall specify in reasonable detail the matter giving rise to the claim, the nature of the claim, the amount claimed and the section of the Agreement on which the claim is based (if applicable). Any failure or delay on the part of the Purchaser to so notify the Sellers and Guarantor shall not prejudice the Purchaser’s right to make a claim against the Seller, but shall reduce the Damages by the amount of the Damages attributable to such failure or delay.

8.2	Third Party Claim. If the claim relates to a claim or the commencement of an action or proceedings by a Third Party against the Purchaser, then Guarantor shall have, upon request within sixty (60) days after receipt of the Claim Notice (but not in any event after the settlement or compromise of such claim), the right to defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Purchaser; provided, that if the Purchaser determines that there is a reasonable probability that a claim may materially and adversely affect it, it shall at its own discretion have the right to defend (with the participation of the Guarantor, if the Guarantor so elects), compromise or settle such claim or suit, provided further that the Seller has been reasonably informed of settlement negotiations.

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8.3	Non-Third Party Claim. If the claim does not relate to a claim or the commencement of an action or proceedings by a Third Party, the Guarantor shall have sixty (60) days after receipt of the Claim Notice to object to the subject matter and the amount of the claim set forth in the Claim Notice by delivering written notice thereof to the Purchaser. Any failure or delay on the part of the Guarantor to so object shall not prejudice the Guarantors right to object against the claim, but may, under certain circumstances, increase the amount of the Claim. If the Guarantor sends notice to the Purchaser objecting to the matters set forth in the Claim Notice, the Guarantor and the Purchaser shall use their best efforts to settle the claim. If the Guarantor and the Purchaser are unable to settle the claim, the matter shall be resolved in the manner set forth in ARTICLE 14 - of this Agreement.

8.4	Payment of Claims. Any valid Claim determined under this Article 8 will be paid from the Escrow Amount in accordance with the terms of the Escrow Agreement until such funds in Escrow Account are fully distributed.

8.5	Reduction of Consideration. If the Seller pays any sum to the Purchaser pursuant to a claim under this Agreement, such payment shall be treated, to the extent possible under the relevant law, as a partial reduction of the Total Consideration.

ARTICLE 9 - RESTRICTION ON ANNOUNCEMENTS

9.1	Each of the Parties hereto undertake that prior to Closing and thereafter it shall not (save as required by law, the U.S. Securities and Exchange Commission rules, and other applicable regulations in the countries in which the Parties or their Affiliates operate) make any announcement in connection with this Agreement, unless the other Party hereto shall have given its written consent to such announcement (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions). Notwithstanding the above, the Parties acknowledge that the parent company of the Purchaser will be required to disclose certain details of the Agreement pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934 by filing Form 8-K with the U.S. Securities and Exchange Commission within four (4) Business Days following the execution of this Agreement and agree that the content of that filing will include all information required to comply with the rules of the U.S. Securities and Exchange Commission as determined by Purchaser in its sole discretion. Similarly, additional disclosures of the transaction will be required to be made in subsequent filings with the U.S. Securities and Exchange Commission.

ARTICLE 10 - CONFIDENTIAL INFORMATION

10.1	Non-disclosure. The Sellers and Guarantor undertake that they shall treat as strictly confidential all Confidential Information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of each of the Parties or any member of their respective groups and subject to the provisions of Article 10.2 that they will not at any time following the date of this Agreement make use of or disclose or divulge to any person any such Confidential Information and shall prevent the publication or disclosure of any such information by any other person.

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10.2	Exceptions. The restrictions contained in Article 10.1 shall not apply so as to prevent Sellers and Guarantor from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Article shall apply to and the Parties shall procure that they apply to, and are observed in relation to, the use or disclosure by such professional adviser of the information provided to such adviser) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Article 10 by either Party.

ARTICLE 11 - MISCELLANEOUS

11.1	Parties’ Costs. Each Party to this Agreement shall pay its own costs and disbursements relating and incidental to this Agreement.

11.2	Waiver. No failure or delay by the Purchaser or Guarantor or Seller in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser, Guarantor or Seller of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

11.3	Assignment. This Agreement shall only be assignable by the Purchaser.

11.4	Entire Agreement. Without prejudice to the Share Purchase Agreement, this Agreement (together with any documents referred to herein or executed contemporaneously or at Closing by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this Agreement and it is agreed by the Parties that no variations of this Agreement shall be effective unless made in writing and executed by each of the Parties.

11.5	Continuity of obligations. All the provisions of this Agreement shall remain in full force and effect notwithstanding Closing (except insofar as they set out obligations that have been fully performed at Closing).

11.6	Severability. If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

11.7	The Agreement solely creates rights and obligations between Purchaser, the Sellers and Guarantor, but expressly not between and among the Sellers.

11.8	As from Closing, DTB hereby irrevocably and unconditionally waives all rights that it may have or that may accrue at any time towards DN in relation to or ensuing from the Deed, the present Agreement, or otherwise, including expressly any and all rights of recourse or subrogation.

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11.9	Further acts. Upon and after Closing each of the Sellers shall, at no costs to Purchaser, do and execute or cause to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement, including but not limited to record the assignment of the DTB IP Rights, the DNN IP Rights and the DN IP Rights pursuant to this Agreement with the appropriate intellectual property registers.

11.10	Interpretation. This Agreement shall constitute an allocation of risks between the Parties. The Parties deem the security they may derive from the provisions of this Agreement essential.

11.11	Termination. In the event that the shares in DN and DNN are not sold and transferred to the Purchaser within ten (10) Business Days from the date of this Agreement or on such other date as mutually agreed by the Parties, this Agreement shall terminate causing the Sellers and the Guarantor to pay back the full amount of the Total Consideration to the Purchaser and in return the Purchaser shall transfer and assign all DigiNotar Intellectual Property Rights to the Sellers.

ARTICLE 12 - NOTICES

12.1	Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To the Purchaser:	VASCO Data Security International, Inc.
World-Wide Business Center
Balz-Zimmermannstrasse 7,
8152 Glattbrugg,
Switzerland
Attention: Managing Officer

To the Sellers and Guarantor:	(1) DigiNotar Holding B.V. Vondellaan 8 1942LJ Beverwijk Facsimile No: +31(0) 251 268 800 Attention: Managing Director

(2) Mr Th.H.G.M. Batenburg Prinsengracht 150 hs 1015 EB Amsterdam

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address (in case of Seller: both addresses); and (b) if given or made by fax, when dispatched, if available.

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ARTICLE 13 - GUARANTOR

13.1	Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees (i) the due performance by each Seller of their respective obligations under, and compliance by each of the Sellers with the terms of, this Agreement, and (ii) the full and prompt payment when due of all obligations and liabilities of either one of the Sellers to the Purchaser under this Agreement.

13.2	Obligations of the Guarantor. The obligations of the Guarantor hereunder shall constitute a direct, primary and unconditional liability to pay on demand to the Purchaser any sum or sums which either one of the Seller may be or become liable to pay hereunder without the need for any claim or recourse on the part of the Purchaser against either one of the Sellers.

13.3	Guarantor hereby irrevocably and unconditionally waives (doet afstand van recht) all rights, including expressly the rights of recourse (regresrecht) and subrogation (subrogatie) that it has or that may accrue towards DN ensuing from or related to Guarantor’s guarantees or other obligations under the Agreement. To the extent any of the guarantees by Guarantor qualify as “Borgtocht”, Article 7: 852 of the DCC is hereby excluded.

ARTICLE 14 - GOVERNING LAW AND JURISDICTION

14.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

14.2	Jurisdiction. All disputes arising in connection with this Agreement, or further agreements or contracts resulting from such further agreements or contracts, shall be submitted to the competent court in Amsterdam (subject to appeal as provided by law).

[Signature page to follow.]

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IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

Purchaser:

/s/ Clifford K. Bown

By: Vasco Data Security International GmbH

By: Mr. Clifford K. Bown

Title: Managing Officer

Seller: DigiNotar B.V., by DigiNotar Holding B.V.

/s/ Th.H.G.M. Batenburg	/s/ A. deBos

By: DIBA Iure B.V.	By: Bosco Holding B.V.

By: Mr. Th.H.G.M. Batenburg	By: Mr. A. de Bos

Title: Managing Director	Title: Managing Director

Seller DigiNotar Technologie B.V.:

/s/ Th.H.G.M. Batenburg	/s/ A. deBos

By: DIBA Iure B.V.	By: Bosco Holding B.V.

By: Mr. Th.H.G.M. Batenburg	By: Mr. A. de Bos

Title: Managing Director	Title: Managing Director

Seller DigiNotar Notariaat B.V.:

/s/ Th.H.G.M. Batenburg

By: DIBA Iure B.V.

By: Mr. Th.H.G.M. Batenburg

Title: Managing Director

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Guarantor: DigiNotar Holding B.V.:

/s/ Th.H.G.M. Batenburg	/s/ A. deBos

By: DIBA Iure B.V.	By: Bosco Holding B.V.

By: Mr. Th.H.G.M. Batenburg	By: Mr. A. de Bos

Title: Managing Director	Title: Managing Director

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SCHEDULE 1

DEFINITIONS

“Affiliate”	Means, with respect to a company, (i) any Person (directly or indirectly) in Control of such company, (ii) any Person (directly or indirectly) under Control by such company or (iii) any Person (directly or indirectly) under common Control with such company, and (iv) any “Affiliate” of a natural person (directly or indirectly) in Control of such company; for the purposes of this definition with respect to any natural person “Affiliate” means (x) the spouse of such natural person, (y) any other natural person related to such first-mentioned natural person, or such first-mentioned natural person’s spouse or registered partner, by blood or marriage in the third degree or closer;

“Agreement”	Means this agreement, including all schedules and annexes thereto;

“Business”	Means all business activities of Guarantor, DN, DNN, DTB and/or DTB (i) on or before the Effective Date, such as identity, authentication, signature and delivery services, as are further described in Annex A, (ii) related to the Products and (iii) expressly related to its mobile PKI signing service;

“Business Day”	Means any day on which the banks are not required or authorized to be closed for business in the Netherlands, excluding Saturdays and Sundays;

“Claim Notice”	Has the meaning ascribed to it in Article 8.1;

“Closing”	Has the meaning ascribed to it in Article 6.1;

“Closing Date”	Means the date on which the Closing occurs;

“Confidential Information”	Has the meaning as set out in the Non-Disclosure Letter;

“Control”

Person or Persons (each a “controller”) shall be taken to have Control of another Person (“the controlled person”) if one or more of the controllers, whether by law or in fact has, or is entitled to acquire, the right or the power to secure whether directly or indirectly, that the controlled person’s affairs are conducted in accordance with the wishes of the controller and in particular, but without prejudice to the generality of the foregoing, if one or more of the controllers holds:

(i)      the greater part of the share capital of the controlled person or of the voting rights attaching to the controlled person’s shares; or

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(ii)     the power to control the composition of any board of directors or governing body of the controlled person;

For the purposes of the foregoing and without limitation there shall be attributed to any controller:

(i)      any rights or powers which another Person possesses on his behalf or is or may be required to exercise on his direction or behalf; and

(ii)     all rights and powers of any body corporate of which any controller alone or together with another or other controllers has control or of any two or more such bodies corporate;

“Damages”	Has the meaning defined in Articles 6:95 and 6:96 of the DCC, including in the event of a breach of the guarantees provided hereunder, the cash amount necessary to put the Purchaser (or at the option of Purchaser: DN and/or DNN) in a position similar to the position the Purchaser or its Affiliates would have been in without the relevant breach;

“DCC”	Means the Dutch Civil Code;

“Deed”	Means the agreement between DN and DTB referred to in Recital (C), a copy of which is attached as Schedule C;

“DN IP Rights”	Means all IP Rights excluding the Excluded Trademarks, Trade Names and Domain Names, but including the Patents and including but not limited to the IP Rights related to the Products, that (i) were not or not completely assigned under the Deed and (ii) that are not the Third Party IP Rights;

“DNN IP Rights”	Means any IP Rights that DNN may own, including but not limited to IP Rights related to the Products;

“DigiNotar Intellectual Property Rights”	Means the DTB IP Rights, the DNN IP Rights and the DN IP Rights;

“DTB IP Rights”	Means the IP Rights assigned by DN to DTB under the Deed and any other IP Rights that it may own;

“Encumbrance”	Means any mortgage, assignment of receivables, debenture, lien, charge, restriction, pledge, claim, title retention, right to acquire, (security) interest, conversion right, option, right or pre-emption or right of first refusal, usufruct (“vruchtgebruik”), licenses, third party right or interest, limited right (“beperkt recht”) or any other encumbrance, attachment (“beslag”) or (security) interest or any other type of preferential arrangement having similar effect;

“Escrow Account”	Has the meaning as ascribed to in the Escrow Agreement;

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“Escrow Agreement”	Means the escrow agreement attached to the Share Purchase Agreement

“Escrow Amount”	Has the meaning as ascribed to in the Escrow Agreement;

“EUR”	Means Euro, the lawful currency of certain participating States members of the European Union;

“Excluded Modules”	Means those software modules identified as such in the notarial deed of deposit dated on the date of this Agreement pursuant to which a DVD with the source codes has been deposited with the Notary. The notarial deed of deposit is attached to the Share Purchase Agreement as Schedule 5.2(b)(ii);

“Excluded Trademarks, Trade Names and Domain Names”	Means: the trademark DIGINOTAR and trade names and domain names incorporating the element “DigiNotar”;

“Funds Flow Letter”	Means the funds flow letter as attached to this Agreement as Annex B;

“Guarantor”	Has the meaning ascribed to it on page 2;

“Identified Open Source Packages”	Confidential information withheld for competitive reasons.

“Identified Third Party Contract”	Confidential information withheld for competitive reasons.

“IP Rights”	Means (i) all intellectual property rights (national and international) capable of being registered in a public register, including but not limited to patent rights, model and design rights, domain names, topography rights and/or trademark rights, and/or any applications for such rights, as well as any similar rights and (ii) all intellectual property rights (national and international) not capable of being registered in a public register, including but not limited to copyrights, artist rights, data base rights, sound recording rights, producer’s rights and/or any other neighbouring rights, portrait rights, trade names and know how, as well as any similar rights;

“Licensed Rights”	Mean the rights granted to DN in respect of Third Party IP Rights, as listed in Annex C;

“Non-Disclosure Agreement”	Has meaning as set out in Recital (A);

“Notary”	Means the civil law notary J.C.C. Paans or any other civil law notary of Baker & McKenzie Amsterdam N.V., or any of their deputies;

“Notary Account”	Means the notary account (Kwaliteitsrekening Notariaat) of Baker & McKenzie Amsterdam N.V., with ABN AMRO Bank, account number: 54.31.72.201;

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“Patents”	Means the patents and patent applications listed in Annex D;

“Party”	Means any Party to this Agreement;

“Products”	Means all software, including the source code, databases and services, used, deployed, commercially offered to Third Parties or under development by DN, DNN, DTB, or any of the other Affiliates of the Guarantor at any time at or before Closing in relation to the Business.

“Person”	Means any legal entity, firm, corporation, partnership or other business or legal person, as well as any natural person;

“Purchaser”	Has the meaning ascribed to it on page 2;

“Recitals”	Means the recitals of this Agreement;

“Seller”	Has the meaning ascribed to it on page 1;

“Sellers”	Means DN, DNN and DTB;

“Share Purchase Agreement”	Has the meaning ascribed to it in Recital (I);

“Software”	Means all Products that consist of computer software, including but not limited to Source Codes, object codes, listings, diagrams, algorithms, modifications, updates, upgrades, enhancements and the documentation pertaining thereto as well as any and all preparatory materials pertaining thereto, which has been described non-exhaustively in Annex E;

“Source Code”	Means the code used to develop and write the Software, which is compiled into executable code;

“Third Party”	Means any person who is not a Party;

“Third Party IP Rights	Means the IP Rights to those software products owned by a Third Party, all as listed in Annex C; and

“Total Consideration”	Means EUR 6,300,000.

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